Exhibit 99.1

Contact: Peter G. Wiese, EVP & CFO, (530) 898-0300
For Immediate Release
TRICO BANCSHARES ANNOUNCES FIRST QUARTER 2022 RESULTS
Notable Items for First Quarter 2022

•Completed the merger and system conversion of Valley Republic Bancorp ("VRB") effective March 25, 2022
•Organic loan growth, excluding PPP, for the quarter of $187.9 million or 15.5% annualized
•Increase in net interest margin less acquired loan discount accretion and PPP loan yield of 0.04% to 3.29%
•Quarterly pre-tax pre-provision net revenues of $36.6 million, inclusive of $4.0 million in merger expenses, as compared to $39.6 million, inclusive of $0.9 million in merger expenses, in the trailing quarter and $40.9 million in the same quarter of the prior year
•A reduction in nonperforming assets of $15.9 million or 48.4% to $17.0 million
"With the legal close, system conversion and substantially all of the integration of the merger behind us, our banking team can be fully focused on growth across our California footprint", noted Rick Smith, President and Chief Executive Officer. Peter Wiese, EVP and Chief Financial Officer added, "Financially speaking, there are a number of metrics that began moving in our favor during late December and we believe those positive trends continued into the first quarter of 2022, the results of which are evidenced in the financial metrics that we have the pleasure of sharing with you today."
CHICO, CA – (April 28, 2022) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $20,374,000 for the quarter ended March 31, 2022, compared to $28,222,000 during the trailing quarter ended December 31, 2021, and $33,649,000 during the quarter ended March 31, 2021. Diluted earnings per share were $0.67 for the first quarter of 2022, compared to $0.94 for the fourth quarter of 2021 and $1.13 for the first quarter of 2021.
Financial Highlights
Performance highlights and other developments for the Company as of or for the three months ended March 31, 2022, included the following:
•For the three months ended March 31, 2022, the Company’s return on average assets was 0.94%, and the return on average equity was 8.19%.
•Organic loan growth, excluding PPP and acquired loans, totaled $187.9 million (15.5% annualized) for the current quarter and $437.3 million (9.5% annualized) for the trailing twelve-month period.
•For the current quarter, net interest margin, less effect of acquired loan discount accretion and PPP yields (non-GAAP), on a tax equivalent basis was 3.29%, an increase of 4 basis points from 3.25% in the trailing quarter.
•The efficiency ratio was 55.95% for the three months ended March 31, 2022, as compared to 54.10% for the trailing quarter.
•As of March 31, 2022, the Company reported total loans, total assets and total deposits of $5.9 billion, $10.1 billion and $8.7 billion, respectively. As a direct result of significant deposit growth in the last year, the loan to deposit ratio has declined to 67.15% as of March 31, 2022, as compared to 72.37% at March 31, 2021.
•The average rate of interest paid on deposits, including non-interest-bearing deposits, equaled 0.04% during the first quarter of 2022, consistent with 0.04% during the trailing quarter, and representing a decrease of 2 basis points from the average rate paid of 0.06% during the same quarter of the prior year.
•Noninterest income related to service charges and fees was $11.7 million for the three month period ended March 31, 2022, an increase of 11.6% when compared to the same period in 2021.
•The provision for credit losses for loans and debt securities was approximately $8.3 million during the quarter ended March 31, 2022, as compared to a provision expense of $1.0 million during the trailing quarter ended December 31, 2021, and a reversal of provision expense totaling $6.1 million for the three month period ended March 31, 2021.
•The allowance for credit losses to total loans was 1.64% as of March 31, 2022, compared to 1.74% as of the trailing quarter end, and 1.73% as of March 31, 2021. Non-performing assets to total assets were 0.17% at March 31, 2022, as compared to 0.38% as of December 31, 2021, and 0.39% at March 31, 2021.
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Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Annual Report on Form 10-Q for the period ended March 31, 2022, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Summary Results
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	March 31,	December 31,
(dollars and shares in thousands, except per share data)	2022	2021	$ Change	% Change
Net interest income	$67,924	$69,783	$(1,859)	(2.7)%
(Provision for) reversal of credit losses	(8,330)	(980)	(7,350)	750.0%
Noninterest income	15,096	16,502	(1,406)	(8.5)%
Noninterest expense	(46,447)	(46,679)	232	(0.5)%
Provision for income taxes	(7,869)	(10,404)	2,535	(24.4)%
Net income	$20,374	$28,222	$(7,848)	(27.8)%
Diluted earnings per share	$0.67	$0.94	$(0.27)	(28.7)%
Dividends per share	$0.25	$0.25	$—	—%
Average common shares	30,050	29,724	326	1.1%
Average diluted common shares	30,202	29,870	332	1.1%
Return on average total assets	0.94%	1.31%
Return on average equity	8.19%	11.20%
Efficiency ratio	55.95%	54.10%

	Three months ended March 31,
(dollars and shares in thousands, except per share data)	2022	2021	$ Change	% Change
Net interest income	$67,924	$66,440	$1,484	2.2%
(Provision for) reversal of credit losses	(8,330)	6,060	(14,390)	(237.5)%
Noninterest income	15,096	16,110	(1,014)	(6.3)%
Noninterest expense	(46,447)	(41,618)	(4,829)	11.6%
Provision for income taxes	(7,869)	(13,343)	5,474	(41.0)%
Net income	$20,374	$33,649	$(13,275)	(39.5)%
Diluted earnings per share	$0.67	$1.13	$(0.46)	(40.7)%
Dividends per share	$0.25	$0.25	$—	—%
Average common shares	30,050	29,727	323	1.1%
Average diluted common shares	30,202	29,905	297	1.0%
Return on average total assets	0.94%	1.75%
Return on average equity	8.19%	14.51%
Efficiency ratio	55.95%	50.42%

Merger Update
On March 25, 2022, the Company completed its acquisition of Valley Republic Bancorp, including the merger of Valley Republic Bank (collectively "VRB") into Tri Counties Bank, with Tri Counties Bank as the surviving entity, in accordance with the terms of the merger agreement dated as of July 27, 2021. The cash and stock transaction was valued at approximately $174.0 million in aggregate, based on TriCo's closing stock price of $42.48 on March 25, 2022. Under the terms of the merger agreement, the Company issued approximately 4.1 million shares, in addition to approximately $431,000 in cash paid for the settlement of stock option awards at VRB.

As a result of the merger with VRB, the Company acquired assets consisting primarily of cash totaling $427.3 million, investment securities of $109.7 million, loans totaling $771.4 million (inclusive of $21.4 million in PPP and fair value discounts of $20.4 million), core deposit intangibles of $10.7 million, and liabilities consisting primarily of $1.2 billion in deposits and $47.3 million in subordinated debt (of which $4.4 million was retired as TriCo Bancshares was the counter party).

VRB was headquartered in Bakersfield, California, and had four branch locations in and around Bakersfield, which all now operate as branches for Tri Counties Bank, and a loan production office in Fresno, California. The Company anticipates that Tri Counties Bank's previously existing Bakersfield branch and the VRB loan production office in Fresno will be consolidated, subject to regulatory approval, into the overlapping locations in the near future.

Balance Sheet
Total loans outstanding, excluding PPP, grew to $5.80 billion as of March 31, 2022, an increase of 25.8% over the prior year, of which 9.5% was related to organic loan growth. Investments increased to $2.57 billion as of March 31, 2022, an increase of 30.9% annualized over the prior year. Average earning assets to total average assets remained flat at 92.9% at March 31, 2022, as compared to 93.0% and 92.7% at December 31, 2021, and March 31, 2021, respectively. The loan to deposit ratio was 67.2% at March 31, 2022, as compared to 66.7% and 72.4% at December 31, 2021, and March 31, 2021, respectively.
Total shareholders' equity increased by $108,998,000 during the quarter ended March 31, 2022, as a result of issuing $173,585,000 in common stock associated with the VRB merger and net income of $20,374,000, which was partially offset by a decrease in accumulated other comprehensive income of $78,339,000 and $7,433,000 in cash dividends paid on common stock. As a result, the Company’s book value was $32.78 per share at March 31, 2022 as compared to $33.64 and $31.71 at December 31, 2021, and March 31, 2021, respectively. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $23.04 per share at March 31, 2022, as compared to $25.80 and $23.72 at December 31, 2021, and March 31, 2021, respectively.
Trailing Quarter Balance Sheet Change

Ending balances	March 31,	December 31,		Acquired Balances	Organic $ Change	Annualized Organic % Change
(dollars in thousands)	2022	2021	$ Change
Total assets	$10,118,328	$8,614,787	$1,503,541	$1,363,529	$140,012	6.5%
Total loans	5,851,975	4,916,624	935,351	773,390	161,961	13.2
Total loans, excluding PPP	5,795,370	4,855,477	939,893	751,978	187,915	15.5
Total investments	2,569,706	2,427,885	141,821	109,716	32,105	5.3
Total deposits	$8,714,477	$7,367,159	$1,347,318	$1,215,479	$131,839	7.2%
Organic loan growth, excluding PPP, of $187,915,000 or 15.5% on an annualized basis was realized during the quarter ended March 31, 2022, primarily within commercial real estate and commercial and industrial. In addition, investment security organic growth was $32,105,000 or 5.3% on an annualized basis as excess liquidity, driven by continued strong deposit growth, was put to use in higher yielding earning assets. Deposit balances continue to increase, with an organic change of $131,839,000 or 7.2% annualized during the period, which provides management with opportunities to deploy excess cash within the investment portfolio or other interest earnings assets. During the three months ended March 31, 2022 and excluding PPP balance changes, loan originations totaled approximately $396 million while payoffs of loans totaled $225 million which compares to origination and payoff activity during the three months ended December 31, 2021 of $412 million and $297 million, respectively. Investment securities increased to $2,569,706,000 at March 31, 2022, an organic change of $497,210,000 or 25.3% from the prior year.
Average Trailing Quarter Balance Sheet Change

Quarterly average balances for the period ended	March 31,	December 31,		Annualized % Change
(dollars in thousands)	2022	2021	$ Change
Total assets	$8,778,256	$8,546,004	$232,252	10.9%
Total loans	4,988,560	4,862,457	126,103	10.4
Total loans, excluding PPP	4,937,865	4,759,294	178,571	15.0
Total investments	2,457,077	2,402,582	54,495	9.1
Total deposits	$7,521,930	$7,304,659	$217,271	11.9%
As a result of the timing of the merger with VRB being close to quarter end, there was an immaterial impact from the acquired balances on the quarterly averages reflected above, therefore the average balance impact of the acquired balances have not been provided.
Year Over Year Balance Sheet Change

Ending balances	As of March 31,			Acquired	Organic $ Change	Organic % Change
(dollars in thousands)	2022	2021	$ Change	Balances
Total assets	$10,118,328	$8,031,612	$2,086,716	$1,363,529	$723,187	9.0%
Total loans	5,851,975	4,966,977	884,998	773,390	111,608	2.2
Total loans, excluding PPP	5,795,370	4,606,133	1,189,237	751,978	437,259	9.5
Total investments	2,569,706	1,962,780	606,926	109,716	497,210	25.3
Total deposits	$8,714,477	$6,863,400	$1,851,077	$1,215,479	$635,598	9.3%
PPP loan balances outstanding, net of related deferred fees, have declined by $304,239,000 during the twelve months ended March 31, 2022, meanwhile, non-PPP loan balances have increased as a result of organic activities by approximately $437,259,000 during the same period. This has led to a long-term beneficial and meaningful shift in the makeup of the loan portfolio, despite total loan balances increasing modestly during the 12 month period ended March 31, 2022, by $111,608,000 or 2.2%. The Company's non-

PPP loan originations have increased significantly over the past year but have also been challenged by an acceleration in payoffs. Specifically, during the twelve months ended March 31, 2022 and excluding PPP balance changes, loan originations totaled approximately $1.40 billion while payoffs of loans totaled $0.91 billion. Investment securities increased to $2,569,706,000 at March 31, 2022, an organic change of $497,210,000 or 25.3% from the prior year.

Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	March 31,	December 31,
(dollars in thousands)	2022	2021	Change	% Change
Interest income	$69,195	$71,024	$(1,829)	(2.6)%
Interest expense	(1,271)	(1,241)	(30)	2.4%
Fully tax-equivalent adjustment (FTE) (1)	283	274	9	3.3%
Net interest income (FTE)	$68,207	$70,057	$(1,850)	(2.6)%
Net interest margin (FTE)	3.39%	3.50%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,323	$1,780	$(457)	(25.7)%
Net interest margin less effect of acquired loan discount accretion(1)	3.32%	3.41%	(0.09)%
PPP loans yield, net:
Amount (included in interest income)	$1,097	$4,094	$(2,997)	(73.2)%
Net interest margin less effect of PPP loan yield (1)	3.36%	3.34%	0.02%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$2,420	$5,874	$(3,454)	(58.8)%
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.29%	3.25%	0.04%

	Three months ended March 31,
(dollars in thousands)	2022	2021	Change	% Change
Interest income	$69,195	$67,916	$1,279	1.9%
Interest expense	(1,271)	(1,476)	205	(13.9)%
Fully tax-equivalent adjustment (FTE) (1)	283	277	6	2.2%
Net interest income (FTE)	$68,207	$66,717	$1,490	2.2%
Net interest margin (FTE)	3.39%	3.74%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,323	$1,712	$(389)	(22.7)%
Net interest margin less effect of acquired loan discount accretion(1)	3.32%	3.64%	(0.32)%
PPP loans yield, net:
Amount (included in interest income)	$1,097	$5,863	$(4,766)	(81.3)%
Net interest margin less effect of PPP loan yield (1)	3.36%	3.59%	(0.23)%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$2,420	$7,575	$(5,155)	(68.1)%
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.29%	3.48%	(0.19)%

(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP) measures provide additional clarity in assessing its results, and the presentation of these measures are common practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.

Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or the discount is accreted (added to) interest income over the remaining life of the loan. Generally, as time goes on, the dollar impact of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining unaccreted discount or unamortized premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. As a result of the increase in interest rates, the prepayment rate of portfolio loans, inclusive of those acquired at a premium or discount, declined during the first quarter of 2022. During the three months ended March 31, 2022, December 31, 2021, and March 31, 2021, purchased loan discount accretion was $1,323,000, $1,780,000, and $1,712,000, respectively.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Three months ended			Three months ended			Three months ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$4,937,865	$56,648	4.65%	$4,759,294	$56,710	4.73%	$4,407,150	$54,573	5.02%
PPP loans	50,695	1,097	8.78%	103,163	4,094	15.74%	355,875	5,863	6.68%
Investments-taxable	2,313,204	10,223	1.79%	2,261,161	9,028	1.58%	1,649,980	6,394	1.57%
Investments-nontaxable (1)	143,873	1,225	3.45%	141,421	1,186	3.33%	125,055	1,200	3.89%
Total investments	2,457,077	11,448	1.89%	2,402,582	10,214	1.69%	1,775,035	7,594	1.74%
Cash at Federal Reserve and other banks	707,563	285	0.16%	682,759	280	0.16%	701,666	163	0.09%
Total earning assets	8,153,200	69,478	3.46%	7,947,798	71,298	3.56%	7,239,726	68,193	3.82%
Other assets, net	625,056			598,206			569,186
Total assets	$8,778,256			$8,546,004			$7,808,912
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,597,309	$84	0.02%	$1,544,176	$58	0.01%	$1,430,943	$76	0.02%
Savings deposits	2,571,023	327	0.05%	2,486,532	291	0.05%	2,228,281	329	0.06%
Time deposits	301,499	268	0.36%	315,953	349	0.44%	336,605	532	0.64%
Total interest-bearing deposits	4,469,831	679	0.06%	4,346,661	698	0.06%	3,995,829	937	0.10%
Other borrowings	44,731	5	0.05%	50,667	7	0.05%	32,709	4	0.05%
Junior subordinated debt	60,971	587	3.90%	58,004	536	3.67%	57,688	535	3.76%
Total interest-bearing liabilities	4,575,533	1,271	0.11%	4,455,332	1,241	0.11%	4,086,226	1,476	0.15%
Noninterest-bearing deposits	3,052,099			2,957,998			2,657,925
Other liabilities	141,400			132,910			123,986
Shareholders’ equity	1,009,224			999,764			940,775
Total liabilities and shareholders’ equity	$8,778,256			$8,546,004			$7,808,912
Net interest rate spread (1) (2)			3.35%			3.45%			3.67%
Net interest income and margin (1) (3)		$68,207	3.39%		$70,057	3.50%		$66,717	3.74%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended March 31, 2022 decreased $1,850,000 or 2.6% to $68,207,000 compared to $70,057,000 during the three months ended December 31, 2021. Over the same period, net interest margin declined 11 basis points to 3.39%, as compared to the trailing quarter. The decline in net interest income is attributed to a reduction of $2,997,000 in the revenues recognized from PPP loans, partially offset by increases in average volume and rates on investment securities which increased interest income by $1,234,000 over the trailing quarter.

As compared to the same quarter in the prior year, average loan yields, excluding PPP, decreased 37 basis points from 5.02% during the three months ended March 31, 2021, to 4.65% during the three months ended March 31, 2022. The accretion of discounts from acquired loans added 7 and 10 basis points to loan yields during the quarters ended March 31, 2022 and March 31, 2021, respectively. Therefore, of the 37 basis point decrease in yields on loans during the comparable three month periods ended March 31, 2022 and 2021, 34 basis points was attributable to decreases in market rates, while 3 basis points resulted from less accretion of discounts.

The rates paid on interest bearing liabilities generally remained flat during the quarter ended March 31, 2022 compared to the trailing quarter. The decline in interest expense when compared to the same quarter from the prior year, however, was primarily attributed to reductions in the rates offered on deposit products. As a result, the cost of interest-bearing deposits decreased by 4 basis points during the quarter ended March 31, 2022, to 0.06% from 0.10% during the same quarter of the prior year. In addition, the level of noninterest-bearing deposits continues to benefit the average cost of total deposits which remained flat at 0.04% in both the current and trailing quarter, compared to 0.6% in the first quarter of the prior year. Specifically, the ratio of average total noninterest-bearing deposits to total average deposits was 40.6% and 40.5% as of March 31, 2022 and December 31, 2021, respectively, as compared to 39.9% for the quarter ended March 31, 2021.

Interest Rates and Loan Portfolio Composition
During the quarter ended March 31, 2022, market interest rates, including many rates that serve as reference indices for variable rate loans, increased modestly. However, the loan portfolio yield continues to have a downward bias due to the repricing of loans at lower rates and increased market competition stemming from loan to deposit ratios being at historic lows. As of March 31, 2022, the Company's loan portfolio consisted of approximately $5.9 billion in outstanding principal with a weighted average coupon rate of 4.24%, inclusive of the PPP program loans. Excluding PPP loans, the Company's loan portfolio has approximately $5.8 billion outstanding with a weighted average coupon rate of 4.27% as of March 31, 2022. Included in the March 31, 2022 loan total, exclusive of PPP loans, are variable rate loans totaling $3.4 billion, of which, $800 million are considered floating based on the Wall Street Prime index.

Asset Quality and Credit Loss Provisioning
During the three months ended March 31, 2022, the Company recorded a provision for credit losses of $8,330,000, as compared to a $980,000 provision during the trailing quarter, and a reversal of provision expense of $6,060,000 during the first quarter of 2021.
The following table presents details of the provision for credit losses for the periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Addition to (reversal of) allowance for credit losses	$8,205	$715	$(6,240)
Addition to reserve for unfunded loan commitments	125	265	180
Total provision for (reversal of) credit losses	$8,330	$980	$(6,060)
The following table presents the activity in the allowance for credit losses on loans for the periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2022	March 31, 2021
Balance, beginning of period	$85,376	$91,847
ACL at acquisition for PCD loans	2,037	—
Provision for (reversal of) credit losses	8,205	(6,240)
Loans charged-off	(743)	(226)
Recoveries of previously charged-off loans	1,174	560
Balance, end of period	$96,049	$85,941
The allowance for credit losses (ACL) was $96,049,000 as of March 31, 2022, a net increase of $10,108,000 over the immediately preceding quarter. The provision for credit losses of $8,205,000 during the quarter was the net effect of increases in required reserves totaling $10,820,000 related to the loan portfolio acquired from VRB totaling $703,848,000, which is net of $68,513,000 in purchase credit deteriorated loans (PCD) and $21,412,000 in PPP loans as of the merger date, partially offset by a decline in required reserves from the Company's organic loan portfolio totaling $2,615,000.
Purchased loans and leases that reflect a more-than-insignificant deterioration of credit from origination are considered PCD. For PCD loans and leases, the initial estimate of expected credit losses is recognized in the ACL on the date of acquisition using both a discounted cash flow model, and the same methodology as other loans and leases held-for-investment. The ACL recorded as of the VRB merger date for PCD loans totaled $2,037,000.

The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to evolve and included improving shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date, particularly CA unemployment trends. However, management notes that the majority of economic forecasts utilized in the ACL calculation have remained directionally consistent with preceding quarters, as general economic conditions continue to improve, albeit at a pace slower than expected due to unforeseen disruptions in the supply chain and increasing energy prices. In addition, management notes that the actual and forecast increases in inflation that were previously identified by the Federal Reserve Board as "transitory", combined with overseas conflicts and leading to the likely rise in short-term interest rates and flattening or inversion of the yield curve, may be further indication of future economic contraction. As a result, management continues to believe that certain credit weakness are likely present in the overall economy and that it is appropriate to cautiously maintain a reserve level that incorporates such risk factors.
Loans past due 30 days or more decreased by $4,070,000 during the quarter ended March 31, 2022 to $8,402,000, as compared to $4,332,000 at December 31, 2021. Non-performing loans were $14,088,000 at March 31, 2022, a decrease of $16,262,000 and $14,853,000 from $30,350,000 and $28,941,000 as of December 31, 2021 and March 31, 2021, respectively.

The following table illustrates the total loans by risk rating and their respective percentage of total loans for the periods presented.

	March 31,	% of Total Loans	December 31,	% of Total Loans	March 31	% of Total Loans
(dollars in thousands)	2022		2021		2021
Risk Rating:
Pass	$5,682,026	97.1%	$4,787,077	97.4%	$4,765,180	95.9%
Special Mention	120,684	2.1%	77,461	1.5%	143,677	2.9%
Substandard	49,265	0.8%	52,086	1.1%	58,120	1.2%
Total	$5,851,975		$4,916,624		$4,966,977

Classified loans to total loans	0.84%		1.06%		1.17%
Loans past due 30+ days to total loans	0.14%		0.09%		0.21%
The ratio of classified loans to total loans improved to 0.84% as of March 31, 2022 as compared to both 1.06% and 1.17% for the trailing quarter and same quarter of the prior year, respectively. The Company's criticized loan balances increased during the current quarter by approximately $40,402,000 to $169,949,000 as of March 31, 2022, primarily from the merger with VRB which added approximately $65,556,000 in criticized loans, net of $2,957,000 in purchase discounts. All of the criticized loans acquired from VRB were identified by management as PCD as of the acquisition date. The Company's organic criticized loan balances outstanding improved by approximately $19,100,000 during the quarter ended March 31, 2022, the majority of which was attributed to a sale of substandard loans totaling approximately $12,043,000.
There was one property added to other real estate owned totaling $313,000 during the quarter ended March 31, 2022, and no disposals. As of March 31, 2022, other real estate owned consisted of seven properties with a carrying value of approximately $2,907,000.
Non-performing assets of $16,995,000 at March 31, 2022 represented 0.17% of total assets, a substantial decrease from the $32,944,000 or 0.38% and $31,250,000 or 0.39% as of December 31, 2021 and March 31, 2021, respectively. The improvement in non-performing assets relates primarily to the loan sale discussed above.

Allocation of Credit Loss Reserves by Loan Type

	As of March 31, 2022		As of December 31, 2021		As of March 31, 2021
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non Owner Occupied	$28,055	1.48%	$25,739	1.61%	$26,434	1.70%
CRE - Owner Occupied	12,071	1.42%	10,691	1.51%	9,874	1.54%
Multifamily	11,987	1.43%	12,395	1.51%	12,371	1.62%
Farmland	2,879	1.15%	2,315	1.34%	1,724	1.17%
Total commercial real estate loans	54,992	1.43%	51,140	1.55%	50,403	1.62%
Consumer:
SFR 1-4 1st Liens	10,669	1.50%	10,723	1.60%	10,665	1.66%
SFR HELOCs and Junior Liens	10,843	2.99%	10,510	3.11%	11,079	3.34%
Other	2,340	3.73%	2,241	3.34%	2,860	3.99%
Total consumer loans	23,852	2.10%	23,474	2.19%	24,604	2.36%

Commercial and Industrial	8,869	1.77%	3,862	1.49%	4,464	0.81%
Construction	7,437	2.45%	5,667	2.55%	5,476	2.47%
Agricultural Production	883	1.27%	1,215	2.39%	988	2.49%
Leases	16	0.20%	18	0.27%	6	0.13%
Allowance for credit losses	96,049	1.64%	85,376	1.74%	85,941	1.73%
Reserve for unfunded loan commitments	3,915		3,790		3,586
Total allowance for credit losses	$99,964	1.71%	$89,166	1.81%	$89,527	1.80%

For the periods presented in the table above and for purposes of calculating the "% of Loans Outstanding", PPP loans are included in the segment "Commercial and Industrial." PPP loans are fully guaranteed and therefore would not require any loss reserve allocation. Excluding the net outstanding balances of PPP loans from the ratio of the ACL to total loans results in a reserve ratio of approximately 1.66% as of March 31, 2022. In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of March 31, 2022, the unamortized discount associated with acquired loans totaled $34,908,000 and, if aggregated with the ACL, would collectively represent 2.22% of total gross loans and 2.26% of total loans less PPP loans.
SBA Paycheck Protection Program
In March 2020 (Round 1) and subsequently in December 2020 (Round 2), the Small Business Administration ("SBA") Paycheck Protection Program ("PPP") was created to help small businesses keep workers employed during the COVID-19 crisis. Tri Counties Bank, through its online portal, facilitated the ability for borrowers to open a new deposit account and submit PPP applications during the entirety of the Programs. The SBA ended PPP and did not accept new borrowing applications, effective May 31, 2021. The following is a summary of PPP loan related information as of the periods indicated:

(dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Total number of PPP loans outstanding	243	450	2,484

PPP loan balance (TCBK round 1 origination), gross	$1,323	$2,544	$193,958
PPP loan balance (TCBK round 2 origination), gross	37,305	60,767	176,316
Acquired PPP loan balance (VRB origination), gross	19,167	—	—
Total PPP loans, gross outstanding	$57,795	$63,311	$370,274

PPP deferred loan fees (Round 1 origination)	—	1	2,358
PPP deferred loan fees (Round 2 origination)	1,190	2,163	7,072
Total PPP deferred loan fees (costs) outstanding	$1,190	$2,164	$9,430
As of March 31, 2022, there was approximately $1,190,000 in net deferred fee income remaining to be recognized. During the three months ended March 31, 2022, the Company recognized $974,000 in fees on PPP loans as compared with $3,482,000 and $4,978,000 for the three months ended December 31, 2021 and March 31, 2021, respectively. Based on the payment guarantee provided by the SBA as well as the expected short-term duration of the PPP loans acquired from VRB, the fair value of these loans approximates the principal balance outstanding as of the merger date, and therefore, no purchase discount was recorded.

Non-interest Income
The following table presents the key components of non-interest income for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2022	December 31, 2021	$ Change	% Change
ATM and interchange fees	$6,243	$6,421	$(178)	(2.8)%
Service charges on deposit accounts	3,834	3,674	160	4.4%
Other service fees	882	888	(6)	(0.7)%
Mortgage banking service fees	463	475	(12)	(2.5)%
Change in value of mortgage servicing rights	274	(181)	455	(251.4)%
Total service charges and fees	11,696	11,277	419	3.7%
Increase in cash value of life insurance	638	713	(75)	(10.5)%
Asset management and commission income	887	930	(43)	(4.6)%
Gain on sale of loans	1,246	1,672	(426)	(25.5)%
Lease brokerage income	158	204	(46)	(22.5)%
Sale of customer checks	104	117	(13)	(11.1)%
Gain on sale of investment securities	—	—	—	n/m
Loss on marketable equity securities	(137)	(27)	(110)	407.4%
Other	504	1,616	(1,112)	(68.8)%
Total other non-interest income	3,400	5,225	(1,825)	(34.9)%
Total non-interest income	$15,096	$16,502	$(1,406)	(8.5)%
Non-interest income decreased $1,406,000 or 8.5% to $15,096,000 during the three months ended March 31, 2022, compared to $16,502,000 during the quarter ended December 31, 2021. This was largely the result of two items recorded within other non-interest income during the trailing quarter which included, death benefits on life insurance totaling $702,000 and an increase in the fair value of certain equity investments of approximately $804,000 as compared to $225,000 in the current quarter. In addition, a gain on debt extinguishment of $235,000 was recorded in the current quarter. The change in gain on sale of mortgage loans declined by $426,000 or 25.5% during the quarter ended March 31, 2022, with an offset in the change in value or mortgage servicing rights increasing by $455,000 or 251.4%, both attributed to the rapidly rising rate environment.
The following table presents the key components of non-interest income for the current and prior year periods indicated:

	Three months ended March 31,
(dollars in thousands)	2022	2021	$ Change	% Change
ATM and interchange fees	$6,243	$5,861	$382	6.5%
Service charges on deposit accounts	3,834	3,269	565	17.3%
Other service fees	882	871	11	1.3%
Mortgage banking service fees	463	463	—	—%
Change in value of mortgage servicing rights	274	12	262	2,183.3%
Total service charges and fees	11,696	10,476	1,220	11.6%
Increase in cash value of life insurance	638	673	(35)	(5.2)%
Asset management and commission income	887	834	53	6.4%
Gain on sale of loans	1,246	3,247	(2,001)	(61.6)%
Lease brokerage income	158	110	48	43.6%
Sale of customer checks	104	119	(15)	(12.6)%
Gain on sale of investment securities	—	—	—	n/m
Loss on marketable equity securities	(137)	(53)	(84)	158.5%
Other	504	704	(200)	(28.4)%
Total other non-interest income	3,400	5,634	(2,234)	(39.7)%
Total non-interest income	$15,096	$16,110	$(1,014)	(6.3)%
In addition to the discussion above within the non-interest income for the three months ended March 31, 2022, ATM and interchange fees improved $382,000 or 6.5%, as did service charges on deposit accounts totaling $565,000 or 17.3%, both as a result of increased usage due to relaxed social distancing guidelines during the quarter March 31, 2022 when compared to the same period in the prior year.

Non-interest Expense
The following table presents the key components of non-interest expense for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2022	December 31, 2021	$ Change	% Change
Base salaries, net of deferred loan origination costs	$18,216	$19,123	$(907)	(4.7)%
Incentive compensation	2,583	3,932	(1,349)	(34.3)%
Benefits and other compensation costs	5,972	4,611	1,361	29.5%
Total salaries and benefits expense	26,771	27,666	(895)	(3.2)%
Occupancy	3,575	3,713	(138)	(3.7)%
Data processing and software	3,513	3,893	(380)	(9.8)%
Equipment	1,333	1,298	35	2.7%
Intangible amortization	1,228	1,193	35	2.9%
Advertising	637	819	(182)	(22.2)%
ATM and POS network charges	1,375	1,551	(176)	(11.3)%
Professional fees	876	927	(51)	(5.5)%
Telecommunications	521	534	(13)	(2.4)%
Regulatory assessments and insurance	720	678	42	6.2%
Merger and acquisition expenses	4,032	872	3,160	362.4%
Postage	228	232	(4)	(1.7)%
Operational (gain) loss	(183)	299	(482)	(161.2)%
Courier service	414	346	68	19.7%
Gain on sale or acquisition of foreclosed assets	—	(23)	23	(100.0)%
(Gain) loss on disposal of fixed assets	(1,078)	6	(1,084)	(18,066.7)%
Other miscellaneous expense	2,485	2,675	(190)	(7.1)%
Total other non-interest expense	19,676	19,013	663	3.5%
Total non-interest expense	$46,447	$46,679	$(232)	(0.5)%
Average full-time equivalent staff	1,084	1,074	10	0.9%
Non-interest expense for the quarter ended March 31, 2022 decreased $232,000 or 0.5% to $46,447,000 as compared to $46,679,000 during the trailing quarter ended December 31, 2021. Total salaries and benefits expense decreased by $895,000 or 3.2%, led by wage related decreases of $907,000 or 4.7% to $18,216,000, despite an increase of 10 full-time equivalent positions. As disclosed previously, the trailing quarter wage was elevated partially due to transitory items caused by the COVID-19 pandemic, overtime and non-incentive stipends associated with special projects that did not persist into the three months ended March 31, 2022. Incentive compensation decreased $1,349,000 or 34.3%, attributed to lower commissions and incentive accruals on loan origination activities; meanwhile, benefits and other compensation costs increased by $1,361,000 or 29.5%, respectively, during the quarter ended March 31, 2022, due to the expected seasonal impacts associated with the start of any new fiscal year as well as increases in expenses associated with projected benefit obligations and group insurance costs. Merger and acquisition expenses associated with the merger with Valley Republic Bancorp totaled $4,032,000 during the current quarter. The Company sold a former administrative building and relocated a branch during the quarter resulting in a net gain of approximately $1,078,000 as noted above.

The following table presents the key components of non-interest expense for the current and prior year quarterly periods indicated:

	Three months ended March 31,
(dollars in thousands)	2022	2021	$ Change	% Change
Base salaries, net of deferred loan origination costs	$18,216	$15,511	$2,705	17.4%
Incentive compensation	2,583	3,580	(997)	(27.8)%
Benefits and other compensation costs	5,972	6,239	(267)	(4.3)%
Total salaries and benefits expense	26,771	25,330	1,441	5.7%
Occupancy	3,575	3,726	(151)	(4.1)%
Data processing and software	3,513	3,202	311	9.7%
Equipment	1,333	1,517	(184)	(12.1)%
Intangible amortization	1,228	1,431	(203)	(14.2)%
Advertising	637	380	257	67.6%
ATM and POS network charges	1,375	1,246	129	10.4%
Professional fees	876	594	282	47.5%
Telecommunications	521	581	(60)	(10.3)%
Regulatory assessments and insurance	720	612	108	17.6%
Merger and acquisition expenses	4,032	—	4,032	n/m
Postage	228	198	30	15.2%
Operational (gain) loss	(183)	209	(392)	(187.6)%
Courier service	414	294	120	40.8%
Gain on sale or acquisition of foreclosed assets	—	(51)	51	(100.0)%
(Gain) loss on disposal of fixed assets	(1,078)	—	(1,078)	n/m
Other miscellaneous expense	2,485	2,349	136	5.8%
Total other non-interest expense	19,676	16,288	3,388	20.8%
Total non-interest expense	$46,447	$41,618	$4,829	11.6%
Average full-time equivalent staff	1,084	1,024	60	5.9%

Provision for Income Taxes
The Company’s effective tax rate was 27.9% for the three months ended March 31, 2022, as compared to 28.1% for the year ended December 31, 2021. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statement
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations on the Company's business condition and financial operating results; the impact of changes in financial services policies, laws and regulations; technological changes; weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on economic and business environments in which the Company operates; the continuing adverse impact on the U.S. economy, including the markets in which we operate due to the COVID-19 global pandemic, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan portfolio, the market value of our investment securities, the availability of sources of funding and the demand for our products; adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on the economic recovery and our business; the impacts of international hostilities or geopolitical events; the costs or effects of mergers, acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial business benefits associated with any such activities; the regulatory and financial impacts associated with exceeding $10 billion in total assets; the ability to execute our business plan in new lending markets; the future operating or financial performance of the Company, including our outlook for future growth and changes in the level of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses, including the timing and effects of the implementation of the current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; our ability to attract and maintain deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; our noninterest expense and the efficiency ratio; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; the challenges of integrating and retaining key employees; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks and the cost to defend against such attacks; change to U.S. tax policies, including our effective income tax rate; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the discontinuation of the London Interbank Offered Rate and other reference rates; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2021, which has been filed with the Securities and Exchange Commission (the “SEC”) and are available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands, except share data)

	Three months ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Revenue and Expense Data
Interest income	$69,195	$71,024	$69,628	$68,479	$67,916
Interest expense	1,271	1,241	1,395	1,396	1,476
Net interest income	67,924	69,783	68,233	67,083	66,440
Provision for (benefit from) credit losses	8,330	980	(1,435)	(260)	(6,060)
Noninterest income:
Service charges and fees	11,696	11,277	11,265	10,930	10,476
Gain on sale of investment securities	—	—	—	—	—
Other income	3,400	5,225	3,830	5,027	5,634
Total noninterest income	15,096	16,502	15,095	15,957	16,110
Noninterest expense (2):
Salaries and benefits	28,597	27,666	26,274	27,081	25,330
Occupancy and equipment	4,925	5,011	5,107	4,907	5,243
Data processing and network	5,089	5,444	5,381	4,752	4,448
Other noninterest expense	7,836	8,558	9,045	7,431	6,597
Total noninterest expense	46,447	46,679	45,807	44,171	41,618
Total income before taxes	28,243	38,626	38,956	39,129	46,992
Provision for income taxes	7,869	10,404	11,534	10,767	13,343
Net income	$20,374	$28,222	$27,422	$28,362	$33,649
Share Data
Basic earnings per share	$0.68	$0.95	$0.92	$0.95	$1.13
Diluted earnings per share	$0.67	$0.94	$0.92	$0.95	$1.13
Dividends per share	$0.25	$0.25	$0.25	$0.25	$0.25
Book value per common share	$32.78	$33.64	$33.05	$32.53	$31.71
Tangible book value per common share (1)	$23.04	$25.80	$25.16	$24.60	$23.72
Shares outstanding	33,837,935	29,730,424	29,714,609	29,716,294	29,727,122
Weighted average shares	30,049,919	29,723,791	29,713,558	29,718,603	29,727,182
Weighted average diluted shares	30,201,698	29,870,059	29,850,530	29,903,560	29,904,974
Credit Quality
Allowance for credit losses to gross loans	1.64%	1.74%	1.72%	1.74%	1.73%
Loans past due 30 days or more	$8,402	$4,332	$10,539	$9,292	$10,550
Total nonperforming loans	$14,088	$30,350	$28,790	$32,705	$28,941
Total nonperforming assets	$16,995	$32,944	$31,440	$24,952	$31,250
Loans charged-off	$743	$197	$1,582	$387	$226
Loans recovered	$1,174	$552	$1,321	$653	$560
Selected Financial Ratios
Return on average total assets	0.94%	1.31%	1.30%	1.40%	1.75%
Return on average equity	8.19%	11.20%	11.02%	11.85%	14.51%
Average yield on loans, excluding PPP	4.65%	4.73%	4.85%	4.93%	5.02%
Average yield on interest-earning assets	3.46%	3.56%	3.57%	3.65%	3.82%
Average rate on interest-bearing deposits	0.06%	0.06%	0.08%	0.08%	0.10%
Average cost of total deposits	0.04%	0.04%	0.05%	0.05%	0.06%
Average rate on borrowings & subordinated debt	2.27%	1.98%	2.02%	2.31%	2.42%
Average rate on interest-bearing liabilities	0.11%	0.11%	0.13%	0.13%	0.15%
Net interest margin (fully tax-equivalent) (1)	3.39%	3.50%	3.50%	3.58%	3.74%
Loans to deposits	67.15%	66.74%	67.54%	70.72%	72.37%
Efficiency ratio	55.95%	54.10%	54.97%	53.19%	50.42%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,323	$1,780	$2,034	$2,566	$1,712
All other loan interest income (excluding PPP) (1)	$55,325	$54,930	$55,184	$54,559	$52,861
Total loan interest income (excluding PPP) (1)	$56,648	$56,710	$57,218	$57,125	$54,573
(1) Non-GAAP measure
(2) Inclusive of merger related expenses

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands)

Balance Sheet Data	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Cash and due from banks	$1,035,683	$768,421	$740,236	$639,740	$609,522
Securities, available for sale, net	2,365,708	2,210,876	2,098,786	1,850,547	1,685,076
Securities, held to maturity, net	186,748	199,759	216,979	235,778	260,454
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	1,030	3,466	3,072	5,723	3,995
Loans:
Commercial real estate	3,832,974	3,306,054	3,222,737	3,194,336	3,108,624
Consumer	1,136,712	1,071,551	1,053,653	1,050,609	1,041,213
Commercial and industrial	500,882	259,355	345,027	452,069	551,077
Construction	303,960	222,281	216,680	200,714	221,613
Agriculture production	69,339	50,811	44,410	41,967	39,753
Leases	8,108	6,572	4,989	5,199	4,697
Total loans, gross	5,851,975	4,916,624	4,887,496	4,944,894	4,966,977
Allowance for credit losses	(96,049)	(85,376)	(84,306)	(86,062)	(85,941)
Total loans, net	5,755,926	4,831,248	4,803,190	4,858,832	4,881,036
Premises and equipment	73,692	78,687	78,968	79,178	82,338
Cash value of life insurance	132,104	117,857	120,932	120,287	119,543
Accrued interest receivable	22,769	19,292	18,425	18,923	19,442
Goodwill	307,942	220,872	220,872	220,872	220,872
Other intangible assets	21,776	12,369	13,562	14,971	16,402
Operating leases, right-of-use	28,404	25,665	26,815	26,365	27,540
Other assets	169,296	109,025	98,943	81,899	88,142
Total assets	$10,118,328	$8,614,787	$8,458,030	$8,170,365	$8,031,612
Deposits:
Noninterest-bearing demand deposits	$3,583,269	$2,979,882	$2,943,016	$2,843,783	$2,766,510
Interest-bearing demand deposits	1,788,639	1,568,682	1,519,426	1,486,321	1,465,915
Savings deposits	2,993,873	2,521,011	2,447,706	2,337,557	2,302,927
Time certificates	348,696	297,584	326,674	324,392	328,048
Total deposits	8,714,477	7,367,159	7,236,822	6,992,053	6,863,400
Accrued interest payable	653	928	1,056	1,026	970
Operating lease liability	30,500	26,280	27,290	26,707	27,780
Other liabilities	126,348	112,070	107,282	85,388	102,955
Other borrowings	36,184	50,087	45,601	40,559	36,226
Junior subordinated debt	100,984	58,079	57,965	57,852	57,742
Total liabilities	9,009,146	7,614,603	7,476,016	7,203,585	7,089,073
Common stock	706,672	532,244	531,339	531,038	531,367
Retained earnings	479,868	466,959	446,948	427,575	408,211
Accum. other comprehensive income (loss)	(77,358)	981	3,727	8,167	2,961
Total shareholders’ equity	$1,109,182	$1,000,184	$982,014	$966,780	$942,539
Quarterly Average Balance Data
Average loans, excluding PPP	$4,937,865	$4,759,294	$4,684,492	$4,646,188	$4,407,150
Average interest-earning assets	$8,153,200	$7,947,798	$7,758,169	$7,544,581	$7,239,726
Average total assets	$8,778,256	$8,546,004	$8,348,111	$8,128,674	$7,808,912
Average deposits	$7,521,930	$7,304,659	$7,137,263	$6,943,081	$6,653,754
Average borrowings and subordinated debt	$105,702	$108,671	$106,221	$98,774	$90,397
Average total equity	$1,009,224	$999,764	$987,026	$960,145	$940,775
Capital Ratio Data
Total risk-based capital ratio	15.0%	15.4%	15.4%	15.3%	15.1%
Tier 1 capital ratio	13.1%	14.2%	14.2%	14.1%	13.9%
Tier 1 common equity ratio	12.3%	13.2%	13.2%	13.0%	12.9%
Tier 1 leverage ratio	10.8%	9.9%	9.9%	9.9%	10.0%
Tangible capital ratio (1)	8.0%	9.2%	9.1%	9.2%	9.1%
(1) Non-GAAP measure

TRICO BANCSHARES—NON-GAAP FINANCIAL MEASURES
(Unaudited. Dollars in thousands)

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results, and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended
(dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$1,323	$1,780	$1,712
Effect on average loan yield	0.11%	0.15%	0.16%
Effect on net interest margin (FTE)	0.07%	0.09%	0.10%
Net interest margin (FTE)	3.39%	3.50%	3.74%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.32%	3.41%	3.64%
PPP loans yield, net:
Amount (included in interest income)	$1,097	$4,094	$5,863
Effect on net interest margin (FTE)	0.03%	0.16%	0.15%
Net interest margin less effect of PPP loan yield (Non-GAAP)	3.36%	3.34%	3.59%
Acquired loan discount accretion and PPP loan yield, net:
Amount (included in interest income)	$2,420	$5,874	$7,575
Effect on net interest margin (FTE)	0.10%	0.25%	0.25%
Net interest margin less effect of acquired loan discount accretion and PPP yields, net (Non-GAAP)	3.29%	3.25%	3.48%

	Three months ended
(dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$20,374	$28,222	$33,649
Exclude income tax expense	7,869	10,404	13,343
Exclude provision (benefit) for credit losses	8,330	980	(6,060)
Net income before income tax and provision expense (Non-GAAP)	$36,573	$39,606	$40,932

Average assets (GAAP)	$8,778,256	$8,546,004	$7,808,912
Average equity (GAAP)	$1,009,224	$999,764	$940,775

Return on average assets (GAAP) (annualized)	0.94%	1.31%	1.75%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.69%	1.84%	2.13%
Return on average equity (GAAP) (annualized)	8.19%	11.20%	14.51%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	14.70%	15.72%	17.65%

	Three months ended
(dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Return on tangible common equity
Average total shareholders' equity	$1,009,224	$999,764	$940,775
Exclude average goodwill	226,676	220,872	220,872
Exclude average other intangibles	12,604	12,966	17,118
Average tangible common equity (Non-GAAP)	$769,944	$765,926	$702,785

Net income (GAAP)	$20,374	$28,222	$33,649
Exclude amortization of intangible assets, net of tax effect	865	840	1,008
Tangible net income available to common shareholders (Non-GAAP)	$21,239	$29,062	$34,657

Return on average equity	8.19%	11.20%	14.51%
Return on average tangible common equity (Non-GAAP)	11.19%	15.05%	20.00%

	Three months ended
(dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Tangible common shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,109,182	$1,000,184	$982,014	$966,780	$942,539
Exclude goodwill and other intangible assets, net	329,718	233,241	234,434	235,843	237,274
Tangible shareholders' equity (Non-GAAP)	$779,464	$766,943	$747,580	$730,937	$705,265

Total assets (GAAP)	$10,118,328	$8,614,787	$8,458,030	$8,170,365	$8,031,612
Exclude goodwill and other intangible assets, net	329,718	233,241	234,434	235,843	237,274
Total tangible assets (Non-GAAP)	$9,788,610	$8,381,546	$8,223,596	$7,934,522	$7,794,338

Common s/h equity to total assets (GAAP)	10.96%	11.61%	11.61%	11.83%	11.74%
Tangible common shareholders' equity to tangible assets (Non-GAAP)	7.96%	9.15%	9.09%	9.21%	9.05%

	Three months ended
(dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Tangible common shareholders' equity per share
Tangible s/h equity (Non-GAAP)	$779,464	$766,943	$747,580	$730,937	$705,265
Tangible assets (Non-GAAP)	9,788,610	8,381,546	8,223,596	7,934,522	7,794,338

Common shares outstanding at end of period	33,837,935	29,730,424	29,714,609	29,716,294	29,727,122

Common s/h equity (book value) per share (GAAP)	$32.78	$33.64	$33.05	$32.53	$31.71
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$23.04	$25.80	$25.16	$24.60	$23.72

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